Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2019 (the “Signing Date”), by and between ContraFect Corporation, a Delaware corporation (the “Company”), and Pfizer Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, the Purchaser desires to purchase, and the Company desires to sell and issue, shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” shall mean any action, cause or action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, in no event shall the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.

“beneficially owns” (including the correlative terms “beneficial ownership,” “beneficially owned,” “beneficial owner” or “beneficially owning”) shall mean beneficial ownership within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York, generally are closed as a result of federal, state or local holiday.

“Change of Control” shall mean, with respect to a Person, any of the following events: (i) any Person is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of such Person’s outstanding capital stock; (ii) such Person consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Person, other than (A) a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of such Person or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of such Person (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of capital stock of such Person, or (iii) such Person conveys, transfers or leases all or substantially all of its assets, to any Person other than a wholly owned Affiliate of such Person.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

“Concurrent Public Offering” means the underwritten public offering by the Company of shares of its Common Stock, pursuant to an Underwriting Agreement, to be dated on or about the date hereof, by and between the Company and Maxim Group LLC (the “Underwriting Agreement”).

“Consent” shall mean any, internal or external, approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority, other Person or company body.

“Contract” shall mean, with respect to any Person, any written agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

“control” (including the correlative terms “controlled by,” “controlling,” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership or voting of securities, by contract or otherwise.

“Controlled Affiliate” shall mean, with respect to a Person, an Affiliate of such Person controlled by such Person.

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, employment, incentive or bonus, retention, change in control, deferred compensation, termination pay, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or any other plan, policy, program, agreement, contract or arrangement that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation

“Environmental Law” shall mean all national, supra-national, federal, state, local and foreign Laws concerning public health and safety, worker health and safety, pollution or protection of the environment; including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, release, exposure to or cleanup of hazardous materials, substances or wastes, including petroleum, asbestos, polychlorinated biphenyls, asbestos, noise or radiation.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Health Care Laws” means all applicable Laws relating to pricing, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, biological or medical device.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and ordinances of any Governmental Authority.

“Leased Real Property” shall mean all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries pursuant to any Lease.

“Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property as tenant, sublease, licensee or concessionaire (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company or and of its Subsidiaries thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, clinical or pre-clinical programs, intellectual property, condition (financial or other), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in the Company’s industry generally or in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement, or the identity of the Purchaser or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement, (iii) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Purchaser, (iv) changes in general legal, regulatory, political, economic or business conditions or changes to GAAP (as defined herein) or interpretations thereof occurring after the date hereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (v) acts of war, sabotage or terrorism occurring after the date hereof, or any escalation or worsening of any such acts of war, sabotage or terrorism, or (vi) earthquakes, hurricanes, floods or other natural disasters occurring after the date hereof, provided, however, that with respect to clauses (i), (iv), (v) and (vi), such effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent such effects disproportionately affect the Company and its Subsidiaries compared to other participants in the biotechnology or biopharmaceutical industries.

“Material Contract” shall mean any Contract entered into by the Company or any of its Subsidiaries that is required under the Exchange Act to be filed as an exhibit to a Company SEC Document pursuant to Item 601(b)(10) of Regulation S-K.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Permitted Liens” shall mean (a) mechanics’, materialman’s, workmens’, repairmens’, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties, (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (e) easements, covenants, conditions and restrictions of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon as of the date of this Agreement, and (f) any zoning, or other governmentally established restrictions of encumbrances.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” shall mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.

“Trading Day” shall mean a day on which the Trading Market is open for trading.

“Trading Market” shall mean the Nasdaq Capital Market, Nasdaq Global Market or New York Stock Exchange to the extent that the shares of Common Stock are then listed on such exchange, as applicable.

“Transfer” by any Person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any securities beneficially owned by such Person or of any interest (including any voting interest) in any securities beneficially owned by such Person. For the avoidance of doubt, a transfer of control of the direct or indirect beneficial ownership of securities is a Transfer of such securities for purposes of this Agreement.

“Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, or any successor transfer agent of the Company.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar or related Law.

2. Closing, Delivery and Payment.

2.1 Closing. Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, at the closing of the transactions contemplated hereby (the “Closing”), the Company hereby agrees to issue to the Purchaser, and the Purchaser agrees to purchase, $3,000,000 of shares of Common Stock (the “Shares”), at the purchase price per share to the public set forth in the cover of the prospectus supplement relating to the Concurrent Public Offering, free and clean of all Liens (other than

Liens imposed by applicable securities Laws or contained herein) (the “Purchase Price”); provided, that the Purchase Price shall be rounded down solely to the extent required to avoid the issuance to the Purchaser of any fractional share of Common Stock. The Closing shall take place remotely via the exchange of documents and signatures, as soon as practicable, but in no event later than at 10:00 a.m. on the first Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other date and time as the Company and Purchaser shall mutually agree (which date and time are designated as the “Closing Date”).

2.2 Delivery and Payment. At the Closing, subject to the terms and conditions hereof, the Company will instruct the Company’s transfer agent to deliver to the Purchaser, via book entry to the applicable balance account registered in the name of the Purchaser, the Shares, against payment of the Purchase Price in U.S. dollars by wire transfer of immediately available funds to the order of the Company.

2.3 Deliveries at Closing.

(a) Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following items:

(i) evidence of the filing of the Listing of Additional Shares notification to Nasdaq as it relates to the Shares;

(ii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Shares to Purchaser on an expedited basis;

(iii) an opinion of Latham & Watkins LLP, counsel for the Company, addressed to the Purchaser, and dated the Closing Date, in substantially the form of the draft provided to the Purchaser on the date hereof;

(iv) a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, confirming that the conditions to the Closing set forth in Section 6.1 have been satisfied; and

(v) all such other documents, certificates and instruments as the Purchaser may reasonably request in order to give effect to the transactions contemplated hereby.

(b) Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Company the Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by the Company, such designation to be made no later than two (2) Business Days prior to the Closing Date.

3. Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (as defined herein), and only to the extent such Company SEC Documents are specifically referenced in such representation or warranty, the Company hereby represents and warrants to the Purchaser that as of the date hereof:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Each of the Company’s Subsidiaries (as defined herein) is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business to own and use its properties. Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its respective certificate of incorporation, bylaws or other organizational or constitutive documents. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

3.2 Subsidiaries. The Company has disclosed all of its subsidiaries required to be disclosed in an exhibit to the applicable Company SEC Documents (the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

3.3 Capitalization.

(a) The authorized capital of the Company, immediately prior to the Signing Date, consists of 200,000,000 shares of Common Stock, 79,409,556 of which were issued and outstanding, and 25,000,000 shares of preferred stock, $0.0001 par value per share, none of which were issued and outstanding. Under the Company’s 2014 Omnibus Incentive Plan (the “Plan”), immediately prior to the Signing Date, (i) options to acquire 12,465,806 shares of Common Stock have been granted and are outstanding, and (ii) 713,801 shares of Common Stock remained available for future issuance to directors, employees and consultants of the Company and its Subsidiaries. As of the Signing Date, warrants to purchase 30,339,059 shares of Common Stock, at a weighted average exercise price per share of $2.26, are issued and outstanding. Since the Signing Date, the Company has not issued any equity securities, other than those issued pursuant to the Plan.

(b) All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable Laws concerning the issuance of securities. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, (i) will be validly issued, and fully paid, (ii) will not be subject to pre-emptive rights, and (iii) shall be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws or contained herein.

(c) Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person, and, except as disclosed in the Company SEC Documents, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens.

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

3.5 Company SEC Documents; Financial Statements; Nasdaq.

(a) The Company has timely filed with the SEC all of the reports and other documents required to be filed by it under the Exchange Act and Securities Act and any required amendments to any of the foregoing (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and, when filed, no Company SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and as of the date hereof, such Company SEC Documents, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and the Company has not been notified that any of the Company SEC Documents is the subject of ongoing SEC review or outstanding investigation. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Documents, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. Except as set forth in the SEC Documents, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees of the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(b) The financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(c) The shares of Common Stock are listed on the Nasdaq Capital Market, and the Company has not received any notification that, and has no knowledge that, Nasdaq is contemplating terminating such listing.

3.6 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation or default of any term of its certificate of incorporation, bylaws, or other organizational or constitutive documents, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or Contract to which it is party or by which it is bound or of any Order. The execution, delivery, and performance of and compliance with this Agreement and the Underwing Agreement, and the issuance and sale of the Shares pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, (i) conflict with or result in a violation of the certificate of incorporation, bylaws, or other organizational or constitutive documents of the Company or any of its Subsidiaries, in each case as in effect on Closing Date, (ii) result in any violation of any Law or Order to which the Company, any of its Subsidiaries or any of their respective assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, or (C) require Consent under, any Contract to which the Company or any of its Subsidiaries is a party, or (iv) result in the creation of any Lien upon any of the Company’s or any Subsidiary’s assets or capital stock, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect. Neither the execution, delivery or performance of this Agreement or the Underwriting Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including the issuance of the Shares) requires any Consent, other than (i) filings required under applicable U.S. federal and state securities Laws, (ii) the notification of the issuance and sale of the Shares to Nasdaq, and (iii) a resolution of the management board to issue the Shares to the Purchaser.

3.7 Litigation. Except as disclosed in the Company SEC Documents filed prior to the Signing Date, there is no material: (i) Action pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries or (ii) Order in effect against the Company or any of its Subsidiaries.

3.8 Compliance with Laws; Permits. The Company and its Subsidiaries are not in violation in any respect of any applicable Law (including any Health Care Law) in respect of the conduct of its business or the ownership of its properties, except as would not reasonably be expected to have a Material Adverse Effect. No Consents are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares, except any filing pursuant to SEC Regulation D and those that have been filed or obtained. The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except those the lack of which would not reasonably be expected to have a Material Adverse Effect. The Company has not received any notification, correspondence or any other written or oral communication, including notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental authority, including, without limitation, the United States Food and Drug Administration “the “FDA”) and has made all filings and obtained all such approvals as may be required by the FDA or any committee thereof or from any other U.S. or drug or medical device regulatory agency, or health care facility Institutional Review Board (collectively, the “Regulatory Agencies”), and the Company has operated and currently is in compliance in all material respects with all applicable rules, regulations and policies of the Regulatory Agencies, except where the failure to make such filings, obtain such approval or comply with such rules, regulations and policies could not reasonably be expected to have a Material Adverse Effect.

3.9 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.5 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws.

3.10 Investment Company. The Company is not, and after giving effect to the transactions contemplated by this Agreement or the Underwing Agreement will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.11 Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, including the rules and regulations of the SEC promulgated thereunder, applicable to it as of the date hereof. As of the Signing Date, the Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

3.12 Absence of Changes. Since the date of the latest audited financial statements included within the SEC Reports, (a) the Company and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.13 Tax Matters.

(a) Except as set forth in the Company SEC Documents filed prior to the Signing Date, (i) the Company and each of its Subsidiaries has timely prepared and filed all federal and all other material Tax Returns required to have been filed by each of them with all appropriate Governmental Authorities and timely paid all Taxes shown thereon, (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all Taxes that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due;

(b) Except as set forth in the Company SEC Documents filed prior to the Signing Date, (i) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (excluding Contracts entered into in the ordinary course of business and not primarily related to Taxes);

(c) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(d) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treas. Reg. § 1.6011-4(b)(2); and

(e) Neither the Company nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.14 Property. The Company does not own any real property. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries has the right to use or occupy the Leased Real Property under valid and binding leases and (b) the Company and its Subsidiaries have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all Liens (other than Permitted Liens).

3.15 Intellectual Property. Except as disclosed in the Company SEC Documents, the Company licenses, owns, possesses, or can acquire on reasonable terms, all Intellectual Property (as defined below) necessary for the conduct of the Company’s business as now conducted or as described in the Company SEC Documents to be conducted, except as such failure to license, own, possess, or acquire such rights would not result in a Material Adverse Effect. Furthermore, (A) to the Company’s knowledge, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Material Adverse Effect; (B) there is no pending or, to the knowledge of the Company, threatened, action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by the Company, and to the Company’s knowledge, the Intellectual Property licensed to the Company, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others (excluding with respect to ordinary course interactions with patent authorities during patent prosecution) challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company is unaware of any fact which would form a reasonable basis for any such claim; and (E) to the Company’s knowledge, no employee of the Company is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or actions undertaken by the employee while employed with the Company, except as such violation would not result in a Material Adverse Effect. “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

3.16 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2019 by, and no Action is pending or, to the Company’s knowledge, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law and (ii) the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including any Consent required by Environmental Laws.

3.17 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies, and (c) the Company and its Subsidiaries have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding the Company or any of its Subsidiaries under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate.

3.18 Contracts. Neither the Company nor any of its Subsidiaries is in violation, default or breach under any of its Material Contracts. All Material Contracts required to be filed with the Company SEC Documents have been timely filed.

3.19 Anti-Corruption and Anti-Bribery Laws. Neither the Company and its Subsidiaries, nor, to the Company’s knowledge, any of their respective director, officer, agent, employee or other authorized person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company has instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds from the sale of the Shares will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

3.20 Economic Sanctions. Neither the Company and its Subsidiaries, nor, to the Company’s knowledge, any of their respective director, officer, agent, employee or other authorized person acting on behalf of the Company: (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”) or (ii) has, within the last five (5) years, done the Company’s business in a country or territory that was, or whose government was, at such time the subject of Sanctions that broadly prohibit dealings with that country or territory. Within the past five (5) years, to the knowledge of the Company, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

3.21 Accountants. The Company’s registered public accounting firm is Ernst & Young LLP. To the Company’s knowledge, Ernst & Young LLP are independent public accountants with respect to the Company within the meaning of the Securities Act and Exchange Act and the applicable published rules and regulations thereunder.

3.22 Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

3.23 Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.24 Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to, or have valid and marketable rights to lease or otherwise use, all real property and all personal property that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made in accordance with GAAP, and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

3.25 Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA. The Company has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause the Company to comply in all material respects with the FCPA.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

4.1 Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has or will have all requisite power and authority to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by this Agreement, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required.

4.2 Requisite Power and Authority. The Purchaser has all necessary power and authority to execute and deliver this Agreement and all action on the Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken. This Agreement has been duly and validly executed and delivered by the Purchaser and this Agreement is, assuming due authorization, execution and delivery by the Company, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

4.3 No Conflicts. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Purchaser will not, with or without the passage of time or giving of notice: (i) conflict with or result in a violation of the certificate of incorporation, bylaws, or other organizational or constitutive documents of the Purchaser as in effect on the Closing Date, (ii) result in any violation of any Law or Order to which the Purchaser or any of its assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, or (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under any Contract to which the Purchaser is a party, or (iv) result in the creation of any Lien upon any of the Purchaser’s assets or capital stock, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to materially impair of the ability of the Purchaser to perform its obligations under this Agreement and the transactions contemplated thereby in any material respect.

4.4 No Governmental Authority or Third Party Consents. No Consent is required to be obtained or filed by the Purchaser in connection with the authorization, execution and delivery of this Agreement or with the purchase of the Shares, except such as have been obtained or filed.

4.5 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. The Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in the Agreement. The Purchaser hereby represents and warrants as follows:

(a) Purchaser Acknowledgements. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state or foreign securities laws. The Purchaser (i) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and, in connection therewith, obtained information necessary to verify any information furnished to it or to which it had access (it being agreed and understood that this clause (v) does not affect the Company’s representations and warranties contained in Section 3) and (C) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and from an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment. The Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares. The Purchaser understands that there is no assurance that any exemption from registration under the Securities Act will be available to transfer the Shares and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

(b) Financial Capability. The Purchaser has funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(c) Ownership. Neither the Purchaser nor any of its Controlled Affiliates is the owner of record or the beneficial owner of shares of Common Stock or Common Stock Equivalents.

4.6 Transfer Restrictions.

(a) The Purchaser understands that the Shares shall be subject to restrictions on resale pursuant to this Agreement and applicable securities Laws and that any certificates representing the Shares or the applicable balance account of the Purchaser with the Company’s transfer agent shall bear transfer restrictions with the effect of the following applicable legends:

(i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”;

(ii) “THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED DECEMBER 9, 2019, COPIES OF WHICH ARE ON FILE WITH CONTRAFECT CORPORATION”; and

(iii) any legend required by other applicable securities Laws.

(b) The Shares shall not bear the transfer restrictions set forth in Section 4.6(a)(i) hereof: (i) following a sale of Shares pursuant to an effective registration statement covering the resale of such Shares, (ii) following any sale of Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (or any successor provision then in effect), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). In addition, the Shares shall not bear the transfer restrictions set forth in Section 4.6(a)(iii) hereof following a sale of Shares if, following a sale, the shares are not required to carry a legend pursuant to such applicable securities Laws. Notwithstanding the foregoing, the Company shall direct the Transfer Agent to remove the transfer restriction set forth in Section 4.6(a)(i) applicable to the Shares upon the written request of the Purchaser, within two (2) Business Days of such request, at such time as the Shares may be transferred without the requirement that the Company be in compliance with the public information requirements and without volume or manner-of-sale restrictions under Rule 144.

5. Covenants and Agreements.

5.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated at the Closing, including: (a) obtaining all necessary Consents and the making of all filings and the taking of all steps as may be necessary to obtain a required Consent or avoid an Action by any Governmental

Authority, (b) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.2 [Reserved.]

5.3 Restrictions on Transfer.

(a) During the period commencing on the Closing Date and ending on the date that is nine (9) months following the Closing Date (the “Lock-Up Period”), the Purchaser will not Transfer any Shares. Notwithstanding this Section 5.3, the Purchaser shall be permitted to Transfer any portion or all of its Shares at any time under the following circumstances:

(i) Transfers to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer Shares so Transferred back to the transferor at or before such time as the transferee ceases to be an Affiliate of the transferor; or

(ii) Transfers that have been approved in writing by the Company; or

(iii) if, following the Closing Date, the (A) Purchaser exceeds 20% ownership of the Company’s voting securities solely as a result of an action taken by the Company and (B) as a result of (iii)(A), the Purchaser’s auditors determine that the Company’s financial results must be consolidated with the Purchaser’s in the Purchaser’s financial statements pursuant to the principles of consolidation under GAAP, Transfers made in order to reduce the Purchaser’s ownership of the Company voting securities to the greater of (y) 19.99% and (z) such amount as would not require such consolidation under GAAP.

(b) Notwithstanding Section 5.3(a) above, nothing contained herein shall prohibit the Purchaser from engaging in any hedging transactions or from otherwise hedging directly or indirectly its economic exposure with respect to any portion or all of its Shares.

5.4 [Reserved.]

5.5 Securities Law Disclosure; Publicity. No public release or announcement concerning the transactions contemplated hereby, including the public filing of this Agreement pursuant to applicable securities Laws, shall be issued by the Company or the Purchaser without the prior consent of the Company (in the case of a release or announcement by the Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the

Company or the Purchaser, as the case may be, shall allow the Purchaser or the Company, as applicable, reasonable time to comment on such release or announcement in advance of such issuance and the disclosing party shall consider the other party’s comments in good faith; provided that the Purchaser hereby consents to those public releases and announcements set forth in the prospectus supplement in connection with the Concurrent Public Offering, current report on Form 8-K and press release, in each case to be filed or dated on or about the date hereof, substantially in the forms previously furnished to the Purchaser, and the Company hereby consents to the Purchaser (i) filing a Form 13G and any amendments thereto, and (ii) including disclosure related to this investment in the Purchaser’s public filings, if required under securities Laws.

5.6 Nasdaq Matters. Prior to the Closing, the Company shall (a) take all actions which are necessary, including providing appropriate notice to Nasdaq of the transactions contemplated by this Agreement, for the Shares purchased at the Closing to be listed on the Nasdaq Capital Market and (b) comply with all listing, reporting, filing, and other obligations under the rules of Nasdaq and of the SEC.

5.7 Interim Operations of the Company. Prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company shall not voluntarily delist from the Nasdaq Capital Market. Between the date hereof and the Closing Date, the Company will not amend its certificate of incorporation in a manner that is adverse to the Purchaser’s rights under this Agreement, and will not take or knowingly omit to take any action, or permit its Subsidiaries to take or to knowingly omit to take any action, that would or could reasonably be expected to have a Material Adverse Effect.

5.8 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the offer or sale of the Shares to be issued to the Purchaser hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the shares of Common Stock or the Company is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE MKT or the New York Stock Exchange.

5.9 Notification. After the date hereof and prior to the Closing Date, the Company shall promptly deliver to the Purchaser a written notice of any event or development that would, or could reasonably be expected to, result in any condition to Closing set forth in Section 6, not to be satisfied.

5.10 Use of Proceeds. The net proceeds received by the Company from the closing hereunder shall be used in a manner consistent with the use described under the caption “Use of Proceeds” in the prospectus supplement relating to the Concurrent Public Offering.

6. Conditions to Closing.

6.1 Conditions to Purchaser’s Obligations at the Closing. The Purchaser’s obligation to purchase Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions (unless waived in writing by the Purchaser):

(a) Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct as of such date.

(b) Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing Date.

(c) Legal Investment. The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d) No Orders. No Order shall be in effect preventing the consummation of the transactions contemplated by this Agreement.

(e) Closing Deliverables. The Company shall deliver or cause to be delivered to the Purchaser all items listed in Section 2.3(a).

(f) Consents, Permits, and Waivers. All Consents necessary or appropriate for consummation of the transactions contemplated by this Agreement shall have been obtained, including the approval of the board of directors of the Company.

(g) Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(h) The Company’s Nasdaq Listing. The Company’s Common Stock shall continue to be listed on the Nasdaq Capital Market.

(i) Concurrent Public Offering. The Company shall have entered into, executed and delivered the Underwriting Agreement in connection with the Concurrent Public Offering, providing for the issuance and sale of not less than $7.0 million of shares of Common Stock and the purchase price thereunder shall have been paid in full.

6.2 Conditions to Company’s Obligations at the Closing. The Company’s obligation to issue and sell Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived in writing by the Company):

(a) Representations and Warranties. The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct as of such date.

(b) Performance of Obligations. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing Date.

(c) Legal Investment. The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d) No Orders. No Order shall be in effect preventing the consummation of the transactions contemplated by this Agreement.

(e) Closing Deliverables. The Purchaser shall deliver or cause to be delivered to the Company all items listed in Section 2.3(b).

(f) Consents, Permits, and Waivers. All Consents necessary or appropriate for consummation of the transactions contemplated by this Agreement shall have been obtained.

7. Committee Observer. From and after the Closing hereunder, for so long as the Purchaser or any of its permitted transferees continue to hold at least 50% of the shares of Common Stock purchased pursuant to this Agreement, the Purchaser shall have the right to designate one (1) individual to attend meetings of the Science and Technology Committee of the Board of Directors of the Company (the “Scientific Committee Observer”). The Scientific Committee Observer shall be entitled to receive all board and committee materials and information in the same manner and at the same time as the members of the Science and Technology Committee and to participate in all committee discussions; provided, however, that the Scientific Committee Observer shall not be entitled to vote on any matters before the Science and Technology Committee; provided, further, that the Company reserves the right to withhold any information and the Scientific Committee Observer may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid a conflict of interest, or for other similar reasons. The Scientific Committee Observer shall execute a confidentiality agreement, in a form reasonably satisfactory to the Company and the Scientific Committee Observer, in order to maintain the confidential and proprietary nature of any information and materials provided.

8. Miscellaneous.

8.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Company and the Purchaser;

(b) the Purchaser if the Underwriting Agreement is terminated;

(c) either the Company or the Purchaser, upon written notice to the other no earlier than ninety (90) days after the Signing Date (the “Termination Date”), if the Closing has not been consummated by the Termination Date; or

(d) either the Company or the Purchaser, upon written notice to the other, if any of the conditions to the Closing set forth in Section 6.1(c), 6.1(d), 6.1(f), 6.2(c), 6.2(d) or 6.2(f), as applicable, despite the use of reasonable efforts shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within ten (10) Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (c); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement (except for this Section 8 (other than Section 8.10), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates; provided, however, that nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

8.3 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE

WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4 Survival. The representations, warranties, covenants and agreements made herein shall survive for one (1) year following the Closing. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Purchaser or its representatives.

8.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes. This Agreement may not be assigned by any party hereto without the consent of the other party, provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser or to any successor of the Purchaser as a result of a Change of Control of the Purchaser, provided further, that in the case of such assignment the assignee shall agree in writing to be bound by the provisions of this Agreement and the Purchaser shall not be relieved of its obligations hereunder.

8.6 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein.

8.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Purchaser as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.8 Amendment. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Purchaser and the Company. Any amendment effected in accordance with this Section 8.8 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any amendment not effected in accordance with this Section 8.8 shall be void and of no effect.

8.9 Waivers; Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative. Any waiver effected in accordance with this Section 8.9 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any waiver not effected in accordance with this Section 8.9 shall be void and of no effect.

8.10 Equitable Relief. Each of the Company and the Purchaser hereby acknowledges and agrees that the failure of the Company to perform its respective agreements and covenants hereunder will cause irreparable injury to the Purchaser, for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby agrees that the Purchaser shall be entitled to seek the issuance of equitable relief by any court of competent jurisdiction to compel performance of the Company’s obligations.

8.11 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or email with confirmation of transmission by the transmitting equipment and receipt or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses, email addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, email address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

ContraFect Corporation

28 Wells Avenue, 3rd Floor

Yonkers, NY 10701

Attention: Chief Financial Officer

Email: MMessinger@contrafect.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Facsimile: +1 (617) 948-6001

Attention: Peter N. Handrinos

Email: Peter.Handrinos@lw.com

If to the Purchaser:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Senior Vice President, Worldwide Business Development

Email: doug.giordano@pfizer.com

with a copy (which will not constitute notice) to each of the following:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Andrew J. Muratore, Esq.

Email: andrew.j.muratore@pfizer.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Laura Kaufmann Belkhayat

Email: Laura.Kaufmann@skadden.com

8.12 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

8.13 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.14 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile, PDF or other electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

8.15 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.15 being untrue.

8.16 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. All exhibits attached hereto and all other attachments hereto are hereby incorporated herein by reference and made a part hereof.

8.17 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

8.18 No Strict Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

CONTRAFECT CORPORATION

By:	/s/ Roger J. Pomerantz, M.D., F.A.C.P.

Name:	Roger J. Pomerantz, M.D., F.A.C.P.

Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Purchaser:

PFIZER INC.

By:	/s/ Doug Giordano

Name:	Doug Giordano
Title:	Senior Vice President, Worldwide Business Development